December 4, 2009

Securities and Exchange Commission
405 Fifth Street, NW
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01, and are in agreement with, the statements being made by China Energy Recovery, Inc. in Item 4.01 of its Form 8-K dated December 4,2009, captioned “ Changes in Registrant’s Certifying Accountant.”

/s/ Moore Stephens Wurth Frazer and Torbet, LLP